                                                                    EXHIBIT 10.5

                             EMPLOYMENT AGREEMENT

     This Employment Agreement is made as of October 4, 1996 by and among Donnelley Enterprise Solutions Incorporated, a Delaware corporation (the "Company"), and Leo S. Spiegel (the "Executive").

     WHEREAS, the Company currently employs the Executive pursuant to the terms of an Agreement dated May, 1995, as amended February 29, 1996 (such Agreement, as amended, hereinafter referred to as the "Original Agreement");

     WHEREAS, the Company has filed a Registration Statement on Form S-1 under which it proposes to complete an initial public offering of its common stock; and

     WHEREAS, following the closing of its initial public offering of common stock the Company desires to employ the Executive as its Senior Vice President and Chief Technology Officer, and the Executive desires to accept such employment, for the term and upon the conditions set forth in this Agreement.

                                   Agreement

     Now, therefore, the parties hereto hereby agree as follows:

     1. Employment; Termination of Original Agreement. Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive hereby accepts employment, effective as of the time of the closing of the Company's initial public offering of its common stock ("Common Stock") (the date of such closing being referred to herein as the "Effective Date"). As of the Effective Date, the Original Agreement shall cease to be effective and shall terminate in its entirety except for (i) rights and obligations of the parties accrued prior to the Effective Date, (ii) the right of the Executive to receive and the Company to make the $250,000 payment if not previously made to the Executive under Paragraph 5(d) of the Original Agreement, which payment shall be made no later than October 31, 1996, and (iii) the right of the Executive to receive and the Company to make the payments required under Paragraph 6(f) of the Original Agreement.

     2. Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for an original term commencing on the Effective Date and ending at 5:00 p.m., Chicago time, on the fourth anniversary of the Effective Date, or such later date to which the parties may agree. The term of this Agreement is hereafter referred to as "the term of this Agreement" or "the term hereof". If the closing of the Company's initial public offering of its Common Stock is not consummated on or before December 31, 1996, this Agreement shall automatically terminate and be without further force or effect.

     3.  Capacity and Performance.

          3.1. Offices. During the term hereof, the Executive shall serve as a member of the Company's Board of Directors (the "Board") and as the Company's Senior Vice President and Chief Technology Officer. The Executive shall be subject to the direction of, and shall have such other powers, duties and responsibilities consistent with those of the Executive immediately prior to the Effective Date unless the Chief Executive Officer, with the consent of the Executive determines to assign greater duties to the Executive extending to a wider scope of responsibilities. In addition, for so long as the Executive is employed by the Company and, without further compensation unless otherwise determined by the Board, the Executive shall serve as a director of one or more of the Company's subsidiaries if so elected or appointed from time to time. In furtherance of the foregoing, during the term hereof, the Company will support and recommend the Executive for the Board and will place the Executive's name on management's list of nominees for the Board in the Company's proxy statements.

          3.2. Performance. During the term hereof, the Executive shall be employed by the Company and shall perform and discharge (faithfully, diligently and to the best of the Executive's ability) such duties and responsibilities on behalf of the Company and its subsidiaries as may be designated from time to time by the Chief Executive Officer and which are consistent with the Executive's position as Senior Vice President and Chief Technology Officer. During the term hereof, the Executive shall devote the Executive's full business time and attention to the advancement of the business and interests of the Company and its subsidiaries and to the discharge of the Executive's duties and responsibilities hereunder. Nothing contained herein shall be construed to prohibit or restrict the Executive from (a) serving in various capacities in community, civic, religious or charitable organizations, or (b) attending to personal business and investment matters. Further, the Executive shall be permitted to (i) serve as a member of the scientific or technology board or committee or on the Board of Directors of or as a consultant to, other entities, that do not directly compete with the Company, and (ii) be the author of and publish and present articles, abstracts and manuscripts on technological issues, whether or not relating to the business of the Company, and in each case upon the prior approval of the Board of the Company, which approval shall not be unreasonably withheld provided that such participation is not deemed in conflict with the best interests of the Company and its affiliates (collectively, together with the activities permitted pursuant to the immediately preceding sentence, "Permitted

     Activities"). The Executive shall own all rights in (x) the results of the Permitted Activities described in (i) above, and (y) materials written other than materials written on Company time or using material Company resources (the "Executive Publications") and shall receive and retain any and all remunerations in respect of the Executive Publications and the Permitted Activities described in (i) herein, without diminution or set off, or abatement of any amounts payable to the Executive by the Company or its affiliates. It is expressly agreed that any such service or activity permitted by the previous sentences shall not unreasonably interfere with the performance of the Executive's duties and, if so, the Executive, after consultation with the Chief Executive Officer, will comply with the reasonable requests to cease or limit the service or activity.

          3.3. Location. The Company agrees to employ the Executive in an office located in San Diego, California, and reporting directly to the Chief Executive Officer of the Company. The Company shall provide for the Executive's use an office and secretarial support at its Corporate headquarters in Chicago, Illinois, but the Executive shall not be required to work in a substantially full-time or continuous basis (whether for full weeks or otherwise) at such headquarters. The Company will continue to provide the Executive with an office and secretarial services in San Diego, California, comparable to those enjoyed prior to the Effective Date, at the Company's expense.

     4. Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and performance of the Executive's duties and of the obligations to the Company and its subsidiaries, pursuant to this Agreement or otherwise and subject to Section 5 hereof:

          4.1. Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of $250,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase at any time or from time to time by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the "Base Salary". The Base Salary payable to the Executive in 1996 shall be prorated for the period from the Effective Date through December 31, 1996 and for any subsequent period of service less than one full year.

          4.2. Bonus Compensation. During the term hereof, the Company from time to time shall pay the Executive an annual bonus (the "Bonus"). The Bonus in respect of 1996 (the "1996 Bonus") will be calculated and payable in accordance with and based on the following factors:

(1) If the Company's net income for 1996, as set forth in the Company's audited financial statements (the "1996 Net Income"), is less than $1,604,250 (the "Minimum Target"), the 1996 Bonus shall equal zero;

(2) If the 1996 Net Income is equal to or greater than the Minimum Target but less than $2,139,000 (the "Base Target"), the 1996 Bonus shall equal the sum of
(i) 20% of the Executive's Base Salary as of the Effective Date plus (ii) the number obtained by multiplying 20% of the Executive's Base Salary as of the Effective Date by a fraction (which shall not be greater than one), the numerator of which is the difference between the 1996 Net Income and the Minimum Target and the denominator of which is the amount determined by subtracting the Minimum Target from the Base Target;

(3) If the 1996 Net Income is equal to or greater than the Base Target but less than $3,208,500 (the "Maximum Target"), the 1996 Bonus shall equal the sum of
(i) 40% of the Executive's Base Salary as of the Effective Date plus (ii) the number obtained by multiplying 40% of the Executive's Base Salary as of the Effective Date by a fraction (which shall not be greater than one), the numerator of which is the difference between the 1996 Net Income and the Base Target and the denominator of which is the amount determined by subtracting the Base Target from the Maximum Target; or

(4) If the 1996 Net Income is equal to or greater than the Maximum Target, the 1996 Bonus shall equal 80% of the Executive's Base Salary as of the Effective Date.

Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary. The 1996 Bonus, if any, shall be pro-rated by multiplying (x) the amount of the 1996 Bonus by (y) a fraction, the numerator of which is the lesser of (I) the number of days from and including the Effective Date through and including December 31, 1996 and (II) the number of days from and including the Effective Date through and including the date of the Executive's termination of employment, and the denominator of which is 365. Except with respect to the 1996 Bonus, any Bonus payable to the Executive shall be pro-rated for any period of service less than a full year by multiplying (x) the amount of the Bonus calculated for such year by (y) a fraction, the numerator of which is the number of days from and including January 1 of such year through and including the effective date of the Executive's termination of employment and the denominator of which is 365. All bonus and benefit plans are subject to annual review and change by the Board prior to the commencement of such year relative to key strategic objectives for the year, although it is the current intention of the Company and the Company shall recommend to the Board that the bonus for 1997 be calculated on the same basis as that for 1996, adjusted for projected 1997 net income targets.

     4.3.  Stock Options.

          4.3.1. The Company shall establish the 1996 Stock Incentive Plan (the "Plan") for management/employees of the Company. As of the Effective Date, the Company shall grant to the Executive, pursuant to the Plan, options to purchase a total of 40,000 shares of Common Stock at an exercise price equal to the initial public offering price (the "Options"). Subject to the termination of employment provisions contained in the agreement evidencing the Options, the Options will become exercisable in four annual installments on the one year (25%), two year (25%), three year (25%) and four year (25%) anniversaries of the Effective Date, subject to acceleration of vesting in accordance with the terms of the agreement evidencing the Options.

          4.3.2. Within three months after the Effective Date the Company shall cause all shares subject to the Options to be registered on Form S-8.

     4.4. Vacations. During the term hereof, the Executive shall be entitled to five (5) weeks of vacation per annual vacation period of the Company (currently March 1 of each year through the last day of February of the following year), such vacation to be taken at such times and intervals as shall be determined by the Executive in the Executive's reasonable discretion, provided, that, for the annual vacation period commencing on March 1, 1996 and ending on February 28, 1997, the Executive's number of vacation days for the period commencing on the Effective Date and ending on February 28, 1997 shall be reduced by the number of vacation days taken by the Executive (whether as an employee of LANSystems, Inc. or the Company) during the period commencing on March 1, 1996 and ending on the day prior to the Effective Date. The Executive may not accumulate or carry over from one calendar year to another any unused, accrued vacation time, unless the Chief Executive Officer of the Company determines that business demands require deferral and carry over of vacation from any year into up to the first six (6) months of the succeeding year. The Executive shall not be entitled to compensation for vacation time not taken.

     4.5. Other Benefits. During the term hereof and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefit plans and other programs (including, but not limited to, any medical, dental, retirement, disability, life insurance, sick leave and other benefits) from time to time adopted by the Board and in effect for executives of the Company generally, except to the extent such plans are in a category of benefit otherwise already provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

     4.6. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive's duties and responsibilities hereunder, subject to
(i) any expense policy of the Company set by the Board from time to time, and
(ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time.

     4.7. Severance. In the event the Executive's employment with the Company is (i) terminated by the Company other than for Cause in accordance with Section
5.4 or (ii) terminated by the Executive in accordance with Section 5.5, the Executive will be entitled to that number of monthly severance payments equal to
(x) 21 minus (y) that number of months which have elapsed from the Effective Date to the date of termination up to a maximum of 21 months plus (z) 24. Each monthly severance payment shall be in an amount equal to the Executive's then applicable Base Salary calculated on a monthly basis at the time of such termination (i.e., 1/12th of the Base Salary) and shall be paid on the last day of a calendar month.

     4.8. Company Automobile. It is understood that as of the Effective Date, the Company is providing to the Executive an automobile for his use and at the expense of the Company (including the cost of insurance of such automobile), pursuant to Paragraph 6 (f) of the Original Agreement. The Company shall continue to provide the Executive with such automobile throughout the remaining term of the lease covering such automobile, including the payment of related insurance expenses, and will reimburse the Executive for his business use of such automobile at the per mile rate established by the Company for all its employees from time-to-time. At such time as the lease for the automobile provided by the Company expires by its own terms, the Company shall either, at the election of the Executive, (i) exercise the option to purchase the leased automobile, pay all amounts due under the terms of the lease, and transfer title to such automobile to the Executive free and clear of all liens and encumbrances, or (ii) pay to the Executive an amount equal to the cost of exercising the option described in (i) hereof. Furthermore, other than as set forth herein, following the termination of the lease, the Company shall be under no obligation to continue to provide any vehicle or vehicle allowance to the Executive.

     5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the term of this Agreement under the following circumstances:

          5.1. Retirement or Death. In the event of the Executive's retirement or death during the term hereof, the Executive's employment hereunder shall immediately and automatically terminate. In the event of the Executive's retirement after the age of sixty-five, age fifty-five with the prior consent of the Board or death during the term hereof, the Company shall pay to the Executive (or in the case of death, the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to the Executive's estate) (i) Base Salary earned but unpaid through and including the date of such retirement or death, (ii) any amount payable pursuant to Section 4.6, (iii) any unpaid portion of any Bonus for any fiscal year preceding the year in which such retirement or death occurs that was earned but had not previously been paid, (iv) at the times the Company pays its executives bonuses in accordance with its general payroll policies, any Bonus which would have been paid had such retirement or death not occurred during the fiscal year of such retirement or death (pro-rated based on a formula, the numerator of which shall be the number of days during the fiscal year of such retirement or death in which the Executive was employed by the Company and the denominator of which shall be 365 or 366, as the case may be), (v) any non-compete payment not previously made to the Executive under Paragraph 5(d) of the Original Agreement, and (vi) any other amounts accrued by the Executive but unpaid through and including the date of such retirement or death, as the case may be.

          5.2.  Disability.

               5.2.1. The Company may terminate the Executive's employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Executive's employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature which is expected to continue indefinitely and, as a result, is incapable of performing the material portion of the services contemplated hereby (as confirmed by competent medical evidence), for an aggregate of one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days.

               5.2.2. The Board may designate another employee to act temporarily in the Executive's place during any period of the Executive's disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or until the termination of the Executive's employment, whichever shall first occur. Upon becoming so eligible, or upon such termination, whichever shall first occur, the Company shall pay to the Executive (i) Base Salary earned but unpaid through and including the date of such eligibility or termination,
          (ii) any amount payable pursuant to Section 4.6, (iii) any unpaid portion of any Bonus for any fiscal year preceding the year in which such eligibility or termination occurs that was earned but had not previously been paid, (iv) at the times the Company pays its executives bonuses in accordance with its general payroll policies, any Bonus which would have been paid had disability not occurred during the fiscal year in which such eligibility or termination occurs (pro-rated based on a formula, the numerator of which shall be, as applicable, (i) the number of days from and including January 1 of the fiscal year in which such eligibility occurs to but excluding the date of such eligibility or (ii) the number of days on which the Executive was employed by the Company during the fiscal year in which such termination occurs and the denominator of which shall be 365 or 366, as the case may be), (v) any non-compete payment not previously made to the Executive under Paragraph 5(d) of the Original Agreement, and
          (vi) any other amounts accrued by the Executive but unpaid through and including the date of becoming so eligible or termination, as the case may be.

               5.2.3. Except as provided in Section 5.2.2, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in the Company's benefit plans in accordance with Section 4.5 and the terms of such plans, until the termination of the Executive's employment. During the eighteen-month period from and including the date of termination, the Company shall pay for the cost of the Executive's participation in the Company's group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and the terms of such plan.

               5.2.4. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive's duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive's duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board's determination of the issue shall be binding on the Executive.

          5.3. By the Company for Cause. The Company may terminate the Executive's employment hereunder for Cause as provided in Section 11.2. If the Executive's employment hereunder is terminated for Cause, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, except that the Company shall pay to the Executive (i) Base Salary earned but unpaid through and including the date of termination, (ii) any amount payable pursuant to Section 4.6, (iii) any other amounts accrued by the Executive but unpaid through and including the date of termination (it being understood that a Bonus does not accrue until December 31 of the year on which such Bonus is based), (iv) any non-compete payment not previously made to the Executive under paragraph 5(d) of the Original Agreement except that Executive shall not be entitled to receive such non-compete payment in the event that his employment is terminated due to a breach of his obligations under Section 8 of this Agreement, and (v) any other amounts accrued by the Executive but unpaid through and including the date of becoming so eligible or termination, as the case may be.

          5.4. By the Company other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time after the Effective Date upon two weeks prior written notice to the Executive. In the event of such termination, then the Company shall pay the Executive (i) Base Salary earned but unpaid through and including the date of termination, (ii) any amount payable pursuant to Section 4.6, (iii) the amounts specified in Section 4.7, (iv) any unpaid portion of any Bonus for any fiscal year preceding the year in which such termination occurs that was earned but had not previously been paid, (v) at the times the Company pays its executives bonuses in accordance with its general payroll policies, any Bonus which would have been paid had termination not occurred during the fiscal year in which such termination occurs (pro-rated based on a formula, the numerator of which shall be the number of days during the fiscal year in which such termination occurs the Executive was employed by the Company and the denominator of which shall be 365 or 366, as the case may be), (vi) any non-compete payment not previously made to the Executive under paragraph 5(d) of the Original Agreement, and (vii) any other amounts accrued by the Executive but unpaid through and including the date of termination. In addition, 100% of the number of shares of Common Stock subject to each option, including the Options, held by the Executive on the date of such termination shall become immediately and fully vested.

          5.5. By the Executive upon Breach or for Good Reason. The Executive may terminate the Executive's employment hereunder (and such termination shall be deemed termination by the Company without Cause but subject only to the provisions of this Section 5.5 and not subject to the provisions of
     Section 5.4 above) (i) in the event that the Company fails to perform, in any material respect, its obligations under this Agreement, after written notice to the Company setting forth in reasonable detail the nature of such breach if such breach remains uncured for a period of 30 days following such written notice to the Company, (ii) there is a material diminution in the responsibilities, duties and powers of the Executive, (iii) the Executive's offices are moved from their present location to a location outside of the San Diego, California, Metropolitan Area, or (iv) the Executive fails to be elected to the Board, fails to be elected as a Senior Vice President of the Company, or becomes subject to the direction of any person other than the Chief Executive Officer. In the event of termination in accordance with this Section 5.5, then the Company shall pay to the Executive (i) Base Salary earned but unpaid through and including the date of termination, (ii) any amount payable pursuant to Section 4.6, (iii) the amounts specified in Section 4.7, (iv) any unpaid portion of any Bonus for any fiscal year preceding the year in which such termination occurs that was earned but had not previously been paid and (v) at the times the Company pays its executives bonuses in accordance with its general payroll policies, any Bonus which would have been paid had termination not occurred during the fiscal year in which such termination occurs (pro-rated based on a formula, the numerator of which shall be the number of days during the fiscal year in which such termination occurs the Executive was employed by the Company and the denominator of which shall be 365 or 366, as the case may be), (vi) any non-compete payment not previously made to the Executive under paragraph 5(d) of the Original Agreement, and (vii) any other amounts accrued by the Executive but unpaid through and including the date of termination. In addition, 100% of the number of shares of Common Stock subject to each option, including the Options, held by the Executive on the date of such termination shall become immediately and fully vested.

          5.6. By the Executive Other than upon Breach or for Good Reason. The Executive may terminate the Executive's employment hereunder at any time upon ninety (90) days' written notice to the Company. In the event of termination of the

     Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, whether or not the Board so elects, the Company shall pay to the Executive (i) Base Salary for the full notice period and (ii) any amount payable pursuant to Section 4.6, and
     (iii) at the times the Company pays its executives bonuses in accordance with its general payroll policies, any Bonus which would have been paid had termination not occurred during the fiscal year in which such termination occurs (pro-rated as set forth in Section 5.5 above).

          5.7. Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will, unless otherwise agreed in writing.

     6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term of this Agreement, pursuant to Section 5 or otherwise.

          6.1. Receipt of Certain Benefits. It is the mutual intention of the Company and the Executive that the Executive receive the full benefit of the compensation and benefits provided to the Executive during the term hereof which compensation and benefits may be payable over periods beyond the particular year of employment. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts due to the Executive nor shall the Executive's earnings after termination reduce the Company's obligations hereunder. Nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to any loans, stock pledge arrangements, option plans or other agreements to the extent said rights or obligations survive termination of employment under the provisions of the documents relating thereto.

          6.2. Termination of Benefits. Except for medical and dental insurance coverage continued pursuant to Sections 5.2 hereof and any right of continuation of health coverage to the extent provided by applicable law, benefits shall cease to accrue under the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Salary or other payments to the Executive following such date of termination pursuant to
     Section 5.

          6.3. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 4.7, 5.4 or 5.5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 4.7, 5.4 or 5.5, no compensation is earned after termination of employment.

     7.  Confidential Information; Intellectual Property.

          7.1. Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of the Executive's duties and responsibilities to the Company and its Affiliates), or use for the Executive's own benefit or gain or otherwise use in a manner adverse to the interests of the Company and its Affiliates, any Confidential Information obtained by the Executive incident to the Executive's employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after the Executive's employment terminates, regardless of the reason for such termination. Notwithstanding the foregoing, the Executive's covenant not to disclose Confidential Information does not apply to information which (i) becomes generally available to the public or otherwise becomes known through sources other than the Executive, (ii) is subsequently disclosed to the Executive by a source other than the Company who was under no duty of confidence or (iii) is required to be disclosed by the Executive through discovery in litigation or by order of a court or otherwise as required by law.

          7.2. Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive's employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

          7.3. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the

     Company) the Executive's full right, title and interest in and to all Intellectual Property other than (a) the results of the Permitted Activities described in (i) of Section 3.2 above and (b) the Executive Publications. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire" other than copyrightable works which are (x) the result of a Permitted Activity described in (i) of Section 3.2 above, or (y) Executive Publications.

     8. Agreement not to Compete with the Business. The Executive agrees that during the term of the Executive's employment hereunder and for a period of twenty-four (24) months following the date of termination thereof (the "Non-Competition Period"), the Executive will not, directly or indirectly (a) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with the business in the target markets of the Company, or any group, division or subsidiary of the Company, as described in the Company's Registration Statement on Form S-1 relating to the Company's initial public offering of Common Stock or, beginning with the Company's Annual Report on Form 10-K for the year ending December 31, 1996, the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission prior to the date (the "Date of Termination") the Executive's employment under this Agreement is terminated (hereinafter, "Competitive Business") in the United States or any other geographic area where such Competitive Business is being conducted at the Date of Termination or (b) recruit or otherwise seek to induce any employees of the Company or any of its subsidiaries to terminate their employment or violate any agreement with or duty to the Company or any of its subsidiaries. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 8, (i) no business, venture or activity shall be a "Competitive Business" if less than five percent of the Company's consolidated gross sales or operating income is derived from, or less than five percent of the Company's consolidated assets are devoted to, such business, venture or activity; (ii) no business, venture or activity conducted by any entity by which the Executive is employed or in which the Executive is interested or with which the Executive is connected or associated shall be a "Competitive Business" if it is one from which five percent or less of such entity's consolidated gross sales or operating income is derived, or to which five percent or less of such entity's consolidated assets are devoted; provided, however, that if the actual gross sales or operating income or assets of such entity derived from or devoted to such business, venture or activity is equal to or in excess of 10% of the most nearly comparable figure for the Company, such business, venture or activity of such entity shall be a Competitive Business; and (iii) the Executive's engaging on behalf of a business, venture or activity which is a manufacturer, publisher or other distributor of products which products do not compete in the market against products developed by or otherwise owned by the Company (in contrast to a reseller or value-added reseller of competitive products) in selling or licensing the products so manufactured, published or otherwise provided by such business, venture or activity, or in consulting or other activities described as Permitted Activities pursuant to the provisions of Section 3.2 above, shall not be considered participation in an activity which competes with the business of the Company or any group, division or subsidiary of the Company. Further, ownership of not more than five percent of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.

     9. Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon the Executive pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that the restraints are reasonable as to the definition of Competitive Business and length of time. The Executive further acknowledges that, were the Executive to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any Court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive's obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of the Executive's obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party's consent.

     11. Definitions. Terms defined elsewhere in this Agreement are used herein as so defined. In addition, the following terms shall have the following meanings:

          11.1. Affiliates. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

          11.2. Cause. The following events or conditions shall constitute "Cause" for termination: (i) the willful refusal of by the Executive to substantially perform the Executive's duties to the Company (other than any such refusal resulting from the Executive's incapacity due to physical or mental illness) properly assigned pursuant to Section 3.1 above, including the Executive's obligations under this Agreement or (ii) a willful and material breach by the Executive of Section 7.1, 7.3 or 8 or (iii) a conviction for fraud, embezzlement or other act of dishonesty by the Executive that causes material injury to the Company or any of its Affiliates or (iv) conviction of, or plea of nolo contendere to, any felony involving dishonesty or moral turpitude.

          For purposes of this Section 11.2, no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the actions or omissions were in the best interest of the Company. Notwithstanding and with respect to clause (i) only in the immediately preceding paragraph, the Executive shall not be deemed terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board and after the Executive has been provided with a period of not less than 30 days within which to correct the situation) finding that in the opinion of the Board the Executive engaged in the conduct set forth in such clause (i) and specifying the particulars in reasonable detail.

          11.3. Confidential Information. "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the services or products sold or offered by the Company or any of its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates,

     (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

          11.4. ERISA. "ERISA" means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section thereof any successor section thereto, collectively and as from time to time amended and in effect.

          11.5. Intellectual Property. "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either the business of the Company or any of its subsidiaries or any prospective activity of the Company or any of its subsidiaries.

          11.6. Person. "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

     12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     13.  Miscellaneous.

          13.1. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein (provided, however, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Common Stock in addition to any restrictions set forth in any agreement applicable to such shares), by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the "Company" hereunder for all purposes. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if the succession had not taken place. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

          13.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          13.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

          13.4. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or two business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to Leo S. Spiegel at Donnelley Enterprise Solutions Incorporated, 4660 La Jolla Village Drive, Suite 1020, San Diego, CA 92122 or, (b) in the case of the Company, at its principal place of business and to the attention of Board of Directors; or to such other address as either party may specify by notice to the other.

          13.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of the Executive's employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company with respect to the terms and conditions of the Executive's employment, including the Original Agreement.

          13.6. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

          13.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

          13.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Illinois without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

          13.9. Consent to Jurisdiction. Each of the Company and the Executive, by its or the Executive's execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Illinois for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts or any applicable governmental agency nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Illinois law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:                      DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED


                                  By: /s/Rhonda I. Kochlefl
                                    -------------------------------------
                                     Name: Rhonda I. Kochlefl
                                     Title: Chairman, President and Chief
                                            Executive Officer



THE EXECUTIVE:                    /s/ Leo S. Spiegel
                                  ---------------------------------------
                                  Leo S. Spiegel